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                           January 26, 2022

       Anthony Leo
       Chief Executive Officer
       BayFirst Financial Corp.
       700 Central Avenue
       St. Petersburg, Florida 33701

                                                        Re: BayFirst Financial
Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed January 20,
2022
                                                            File No. 333-262263

       Dear Mr. Leo:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance